Exhibit 99.2

Newfield Exploration Provides 2015 Capital Investment and
Production Outlook

➢	Capital investment program for 2015 set at $1.2 billion
➢	Approximately 70% of 2015 investments allocated to Anadarko Basin
➢	Anadarko Basin production expected to grow more than 40% over 2014 levels
➢	STACK results “production delineate” 75% of acreage, activity levels increasing in 2015
➢	Total 2015 production expected to grow approximately 18% year-over-year, adjusted for asset sales in 2014
➢	Domestic production expected to grow 8%, adjusted for asset sales in 2014

The Woodlands, Texas – February 24, 2015 – Newfield Exploration Company (NYSE: NFX) today provided its 2015 capital budget and production expectations. Additional information is provided through the @NFX publication, located on its website at www.newfield.com.

“Newfield performed extremely well in 2014 and we continued a multi-year streak of delivering on our expectations,” said Lee K. Boothby. “Our strong performance leads us into 2015 with great operating momentum. The recent decline in oil prices mandated swift changes to our near-term business strategies. Our 2015 plan is designed to preserve liquidity and ensure financial strength, while high-grading our investments into the Anadarko Basin. Our recent drilling results in STACK and SCOOP provide us with high-confidence in the economic resiliency and inventory depth of these plays and their ability to deliver good returns today… and even stronger returns tomorrow as service costs continue to align with lower oil prices.”

Newfield’s 2015 capital budget is approximately $1.2 billion (excludes about $120 million in capitalized interest and direct internal costs), down nearly 40% over 2014 investment levels. At this investment level, capital expenditures and cash flows for 2015 are expected to be substantially balanced.

Activity levels in “held-by-production” plays across the portfolio have been reduced, allowing for an increased investment in the prolific STACK and SCOOP plays in the Anadarko Basin. The Anadarko Basin will receive about 70% of the planned budget in 2015, or about $820 million. The Company anticipates that the SCOOP, STACK and Springer plays are capable of delivering solid returns at low oil prices and the ongoing reset in service costs are further enhancing play returns.

Newfield’s total company production for 2015 is expected to be 52 – 55 MMBOE, up approximately 18% year-over-year at the mid-point of guidance adjusted for asset sales in 2014.  The Company’s 2015 domestic production, at the mid-point, is expected to be about 48.5 MMBOE, up 8% when adjusted for asset sales during the prior year.

A table is included in this release detailing the expected composition of production volumes and costs and expenses for 2015.

2015 Investment Highlights:

•
Newfield continues to grow its acreage in the Anadarko Basin, which today is approximately 300,000 net acres. With a planned 2015 investment of approximately $820 million, the Anadarko Basin will be the Company’s single largest investment region. The Company plans to run 10 operated rigs in the STACK and SCOOP areas and expects to drill nearly 100 wells in the region. Anadarko Basin production, which grew more than 100% in 2014, is expected to grow an additional 40% in 2015. Fourth quarter 2014 net production from the Anadarko Basin averaged approximately 54,000 BOEPD. Net production from the Anadarko Basin is expected to average more than 67,000 BOEPD during the fourth quarter of 2015.

•
Although encouraged with its recent drilling results in the Central Basin, the Company has temporarily ceased drilling operations in the Uinta Basin of Utah. Planned 2015 investments are approximately $82 million. In the Greater Monument Butte Unit waterflood, water flood optimizations continue and the near-term focus is on improving operating expenses and improving margins. Newfield’s more than 225,000 net acres in the basin are primarily held by production and the reduced activity levels will not result in lost opportunities for future development. Newfield’s production from the Uinta Basin is expected to decline about 15% in 2015 compared to 2014.

•
Newfield expects to run one operated rig in the Williston Basin in 2015. Planned investment of about $135 million is expected to allow for the drilling of 25 – 30 wells during the year. Newfield’s Williston Basin development continues to demonstrate high efficiencies. Completed well costs (SXLs) in 2014 averaged about $7 million (gross) and additional savings are expected in 2015. Operations will focus on developing acreage along the Nesson Anticline. Newfield’s 2015 production in the Williston Basin is expected to be flat with 2014 levels.

2015e Production, Cost and Expense Guidance

	Domestic	China	Total
Production:
Oil (Mmbls)	20.1 – 21.4	5.0	25.1 – 26.4
NGLs (Mmbls)	7.7 – 8.2	–	7.7 – 8.2
Natural gas (Bcf)	115 – 122	–	115 – 122
Total (Mmboe)	47.0 – 50.0	5.0	52.0 – 55.0

Expenses ($ mm)1
LOE2	$278	$72	$350
Transportation	$192	–	$192
Production & other taxes	$71	$1	$72

General & administrative (G&A), net3	$188	$7	$195
Interest expense	$160	–	$160

Capitalized interest and direct internal costs	($120)	–	($120)
Tax rate	37%	60%4	44%

Note:  Based on $55 / $3 commodity prices in 2015 for oil and gas, respectively
1Cost and expenses are expected to be within 5% of the estimates above
2Total LOE includes recurring, major expense and non E&P operating expenses
3Net G&A excludes one-time expense of $10 MM associated with a 1Q15 reduction in force

4Estimated China tax rate reflects a 25% taxation in-country, as well as an additional non-cash U.S. income tax of 35%, due to Newfield’s current tax position and its inability to utilize foreign tax credits.

1Q15e Production, Cost and Expense Guidance

	Domestic	China	Total
Production:
Oil (Mmbls)	4.8 – 5.0	0.7	5.6 – 5.7
NGLs (Mmbls)	1.8 – 1.9	–	1.8 – 1.9
Natural gas (Bcf)	29	–	29
Total (Mmboe)	11.4 – 11.8	0.7	12.2 – 12.5

Expenses ($ mm)1
LOE2	$71	$12	$84
Transportation	$47	–	$47
Production & other taxes2	$18	–	$18

General & administrative (G&A), net3	$43	$2	$45
Interest expense	$40	–	$40

Capitalized interest and direct internal costs	($35)	–	($35)
Tax rate	37%	60%4	44%

Note:  Based on $55 / $3 commodity prices in 2015 for oil and gas, respectively
1Cost and expenses are expected to be within 5% of the estimates above
2Total LOE includes recurring, major expense and non E&P operating expenses
31Q15e net G&A excludes one-time expense of $10 MM associated with a 1Q15 reduction in force

4Estimated China tax rate reflects a 25% taxation in-country, as well as an additional non-cash U.S. income tax of 35%, due to Newfield’s current tax position and its inability to utilize foreign tax credits.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids.  We are focused on U.S. resource plays of scale. Our principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Newfield also has offshore oil developments in China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, production and cash flow growth and planned capital investments, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2014 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5321
Email: info@newfield.com

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